Exhibit 99.1

AMERICAN EAGLE OUTFITTERS, INC.

Script for Sixteenth Annual Meeting of Stockholders

June 16, 2009

Jim O'Donnell: Good morning ladies and gentlemen. My name is Jim O'Donnell. I am Chief Executive Officer of American Eagle Outfitters. On behalf of Management, welcome to our Sixteenth Annual Meeting of Stockholders.

I would now like to introduce the other directors of the Company who are here today:

  Jon Diamond
  Michael Jesselson
  Alan Kane
  Cary McMillan
  Janice Page
  J. Thomas Presby
  Gerald Wedren

Members of Management who are here today include:

  Thomas DiDonato, Executive Vice President, Human Resources
  Joan Hilson, Executive Vice President and Chief Financial Officer
  Betsy Schumacher, Senior Vice President and Chief Merchandising Officer of 77kids
  Henry Stafford, Senior Vice President and Chief Merchandising Officer of AE Brand
  Neil Bulman, General Counsel
  Judy Meehan, Vice President of Investor Relations
  Jani Strand, Vice President of Public Relations and Corporate Communications

Before we get started, please keep in mind that any forward looking statements we may make today are subject to our Safe Harbor Statement and business risks, which can be found in our most recent 10-K and 10-Q.

I would like to begin with a snapshot of AEO's performance in 2008. Despite a very challenging year, American Eagle Outfitters remained highly profitable with strong cash flow. We achieved $3.0 billion dollars in sales, down 2% over the prior year. Comparable store sales declined 10%, primarily due to traffic declines. Negative comps, and the unexpected challenging retail climate, put tremendous pressure on our operating margins. Yet, we were still able to achieve a double digit operating margin of 10%.

We generated over $440 million in EBITDA. With continuing strong cash flow, we ended the year with over $470 million in cash and liquid treasury funds.

While clearly this performance is not up to our standards, we are financially sound. Please note this is my one mention of the economy and the tough retail environment. Today, I prefer to focus on AEO's plan to achieve success in the coming year, concentrating on the things that we can control within our own business.

We entered 2009 with a conservative financial plan. We believe the environment will remain challenging, and we are planning for it, with negative comp expectations. We are managing lower inventories, particularly in women's, taking a conservative stance until we see signs of the business rebounding.

SG&A expense has been a major focus over the past year. We have significantly reduced expenses across a number of areas including supplies, marketing materials, services, as well as store payroll, where we continue to gain efficiencies. We have not left a single stone unturned with regard to expense control. As a result, our first quarter SG&A expense declined, and for the year, we expect expense to be down slightly.

Although we are in a strong cash position now, we are taking steps to conserve capital. We have lowered capital expenditures to a range of $110 to $135 million, down from $250 to $275 million in 2008. The reduction comes largely from fewer store openings. This year, we plan to open 9 AE stores and 21 aerie stores.

Additionally, major projects such as our new headquarters and distribution center expansion are nearly complete.

Longer-term - within 3 years, our goal is to return to a mid-teen operating margin. For this to happen, we need to see an improvement in our top line performance and reduced markdowns.

Before I continue, I'd like to touch on our Spring 2009 performance. While we are never satisfied with a decline in sales and earnings, there are early indications that business is stabilizing. The steep declines of the fourth quarter have leveled off. In fact, May comps declined 7%, improving from negative 10% in the first quarter.

AE women's improved meaningfully to a negative mid single digit comp from negative low double digit in the first quarter.

Denim is great- it's the backbone of the AE brand. Denim is performing, which bodes well for the upcoming back to school season.

Key performance metrics such as traffic and conversion are showing improving trends from the latter part of 2008. As a company, we are focusing on "small wins." Together, they add up to significant progress in this business.

That said, we still have work to do. Let me go into more detail on how we will get where we need to. We continue to make progress on offering relevant fashion in our assortments. We know our customer responds when we have the right fashion. This strategy is clearly working. The rebound in women's is driven by the increased penetration of fashion into our collections.

We're reconnecting with our customers, and our recent research confirms that fashion is the right direction for the AE brand.

Value. Reinventing value and promotion has been a challenge, but we are making strides, and have some exciting events planned for BTS and holiday.

Customer experience. We are mixing things up a bit and looking at the store experience in a new way, whether it be with innovative fixture presentations, bust forms or imagery.

Finally, we recently signed a franchise agreement with M.H. Alshaya to open stores in the Middle East. This is an exciting opportunity, to expand into the Gulf region with a leading international operator. It is important to note that this franchise arrangement does not involve a capital investment from AEO, yet has the potential for significant return.

AEO Direct. The e-commerce business for all four brands has performed very well. Our goal is to continue to build a world-class e-commerce shopping experience that is unique for each brand. This means continuing to invest in this highly profitable business, with programs that benefit both the online and in-store channels.

aerie continues to build momentum as a promising new business. aerie delivered a positive 17% comp in the first quarter. We continue to see a significant opportunity in the intimates and dormwear market that no other competitor is addressing.

We now have 131 standalone aerie stores. On an annualized run-rate, the stand-alone stores are generating a slight profit. Now, the opportunity at hand is to increase store productivity, which will drive margins higher.

We will do this through expanded assortments, particularly in dormwear and bras. We will continue to launch new product lines. aerie F.I.T., our workout line, is very popular with our customers, offering her something different than anything else in the marketplace. We continue to see strong customer loyalty and rapidly growing brand awareness.

Martin + Osa is showing solid progress. The teams have been working extremely hard on the product and merchandising, and we are seeing the results. The customer is showing a strong response to the assortments, with positive first quarter comps.

As for opportunities: consistent with our 2009 reduced capital spending plan, we will not open new M+O stores this year. We will focus on honing our operating model with the existing 28 stores, building customer awareness and loyalty, and most important, continue our work on further improving the product. Finally, and rather obviously, we are committed to strengthening the financial performance of this brand.

The launch of 77kids has been a lot of fun, and we are extremely pleased with the progress right out of the gate. It is consistently beating plan. This July it will launch its first ever BTS collection, which in a way, is the brand's true coming out party. We are on-track to open the first 77kids stores in 2010.

In closing, clearly, times are uncertain.  However, I am confident in the strength of our organization, and believe that we are well-positioned to weather the storm. Here's why: this is a seasoned management team, one that has experienced tough times before.  We not only survived, but emerged a stronger company.

We started 2009 better positioned to manage the business in a difficult environment. We have cut costs, but we are also making investments in the things that will make the business more efficient and profitable.

Our priorities are to manage to the marketplace conditions, improve operating margins, and continue to strengthen the product assortments in all brands. And finally, position the company for future growth and success.

At this time, we can address any questions you may have.

[Management responded to a question raised by a stockholder.]

Continuing with today's business, at the direction of the Board of Directors, notice of this meeting, a Proxy Statement and Proxy Card, or Internet Notice was sent on May 4, 2009 to all stockholders of record. Copies of the Proxy Statement and our Annual Report on Form 10-K are available at the door.

I would like to ask Neil Bulman to serve as Inspector of Election for this meeting.

Any stockholder present who desires to vote in person rather than by proxy should now raise your hand so the Inspector can provide you with a ballot.

The Inspector will determine and report whether a quorum is present.

Neil Bulman: We have a quorum. There are represented at this meeting in person or by proxy more than 50% of all shares entitled to vote at the meeting. The unofficial total of shares represented is 185,641,195, which is approximately 90% of all shares entitled to vote.

ELECTION OF DIRECTORS

Jim O'Donnell: As stated in the Notice, the first item of business at this meeting is the election of directors. Our Board is divided into three classes. Three Class II directors will be elected today to serve until the 2012 annual meeting of stockholders. The nominees are:

  Janice E. Page, Retired Executive of Sears Roebuck & Company
  J. Thomas Presby, Retired Partner of Deloitte Touche Tohmatsu and
  Gerald E. Wedren, President of Craig Capital Co.

Joan, will you present the resolution?

Joan Hilson: RESOLVED, that the following individuals, namely Janice E. Page, J. Thomas Presby and Gerald E. Wedren be elected as Class II Directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are elected.

Neil Bulman: I second the motion.

Jim O'Donnell: Are there any questions?

AMENDMENT AND RESTATEMENT OF 2005 STOCK AWARD AND INCENTIVE PLAN

Jim O'Donnell: The second item of business for this meeting is the proposal to amend and restate the Company's 2005 Stock Award and Incentive Plan to increase the number of shares available for issuance under the Plan and to make certain other changes to the Plan. Joan, will you present the resolution?

Joan Hilson: RESOLVED, that the amendment and restatement of the Company's 2005 Stock Award and Incentive Plan to increase the number of shares available for issuance under the Plan and to make the other changes to the Plan described in the Proxy Statement is approved and adopted.

Neil Bulman: I second the motion.

Jim O'Donnell: Are there any questions?

AUDITOR RATIFICATION

Jim O'Donnell: The third item of business for this meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010 as described in our Proxy Statement. Joan, will you present the proposal?

Joan Hilson: RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010.

Neil Bulman: I second the motion.

Jim O'Donnell: Are there any questions?

INTRODUCE ERNST & YOUNG

Jim O'Donnell: Before I announce the results, I would like to introduce Lori Benvenuto, a partner at Ernst & Young, our independent auditors. Lori, you have the opportunity to make a statement. Lori is also available to answer any questions on our financial statements.

Lori Benvenuto: I have no comments to make at this time.

Jim O'Donnell: The Inspector of Election will now collect any ballots.

All results announced today are subject to verification and will be recorded in the minutes of this meeting to reflect the final count.

I am pleased to announce that each of the candidates for Director has been elected.

The amendment and restatement of our 2005 Stock Award and Incentive Plan has been approved.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm has been approved.

Jim O'Donnell: Since there is no further business, I will now entertain a motion to adjourn.

Joan Hilson: I move that the meeting be adjourned.

Neil Bulman: I second the motion.

Jim O'Donnell: Hearing no objection, this meeting is adjourned. Once again, thank you for attending. We appreciate your support.

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